            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                               SEPTEMBER 8, 2000


                             Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------
                                 AUDIBLE, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                           65 WILLOWBROOK BOULEVARD
                               WAYNE, NEW JERSEY
                                  07470-7056
                   (Address of Principal Executive Offices)

         DELAWARE                                 7375                           22-3407945
(State or Other Jurisdiction of        (Primary Standard Industrial            (IRS Employer
Incorporation or Organization)         Classification Code Number)           Identification Number)

                                 ------------

                               THOMAS G. BAXTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 AUDIBLE, INC.
                           65 WILLOWBROOK BOULEVARD
                                WAYNE, NJ 07470
                                (973) 837-2700
           (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code of Agent for Service)

                                 ------------

                                  COPIES TO:
                          NANCY A. SPANGLER, ESQUIRE
                       PIPER MARBURY RUDNICK & WOLFE LLP
                          1850 CENTENNIAL PARK DRIVE
                               RESTON, VA 20191
                                (703) 391-7100

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                    CALCULATION OF REGISTRATION FEE

===============================================================================================================
                                                                        PROPOSED
                                                       AMOUNT TO BE     MAXIMUM AGGREGATE      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED       OFFERING PRICE         REGISTRATION FEE
==================================================     ============     ====================   ================
Common stock, par value $.01 per share                 1,509,813        $2,830,900            $747
===============================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum aggregate offering price and registration fee are based upon the closing price of $1.875 per share of Audible, Inc.'s common stock on September 1, 2000, as reported on the Nasdaq National Market.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                             PRELIMINARY PROSPECTUS

                               SEPTEMBER 8, 2000


                                1,509,813 SHARES

                                 AUDIBLE, INC.

                                  COMMON STOCK

                                  ------------

     This Prospectus relates to the public offering, which is not being underwritten, from time to time of up to 1,509,813 shares of common stock, par value $.01 per share, of Audible, Inc., a Delaware corporation, by two stockholders. See "Selling Stockholders" on page 10.

     Audible's common stock is traded on the Nasdaq National Market under the symbol "ADBL" On September 1, 2000, the reported closing price of Audible's common stock on the Nasdaq National Market was $1.875 per share.

     BEGINNING ON PAGE 4, AUDIBLE HAS LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      WHERE YOU CAN FIND MORE INFORMATION

     Audible is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Securities Exchange Act"), and in accordance with the Securities Exchange Act, files reports, proxy statements and other information with the SEC. You may obtain such reports, proxy statements and other information from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330, or from the SEC's Internet web site at http:\www.sec.gov.

     This Prospectus is a part of a registration statement that Audible filed with the SEC. The registration statement contains more information than this Prospectus, including certain exhibits. You can get a copy of the registration statement from the SEC at the address listed above or from its web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows Audible to "incorporate" into this Prospectus information Audible periodically files with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this Prospectus which update and supersede the information you read in this Prospectus. We incorporate by reference the documents listed below, and all future documents filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we terminate the offering of these securities.

     SEC File No.: 000-26529           Period/Filing Date
     ------------------------------    ------------------
     Annual Report on Form 10-K/A      Year ended December 31, 1999
     Quarterly Reports on Form 10-Q    Quarters ended March 31 and June 30, 2000
     Definitive Proxy Statement        Filed on April 30, 2000

     You may request a copy of these documents, at no cost, by writing to:

          Audible, Inc.
          65 Willowbrook Boulevard
          Wayne, N.J. 07470
          (973) 837-2700

     You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                  OUR BUSINESS

We are the leading provider of premium spoken audio content, such as audio versions of books and newspapers and radio programs that is delivered over the Internet and can be streamed and played back on personal computers and hand-held digital audio players. The Audible service allows consumers to purchase and download our content from our Web site (www.audible.com (TM)), store it in digital files and play it back on personal computers and portable digital audio players. More than 24,000 hours of audio content from more than 160 leading audiobook publishers, broadcasters, magazine and newspaper publishers, business information services, authors and educational and cultural institutions, is currently available on our Web site.

     Several manufacturers have agreed to support and promote the playback of our content on their hand-held portable digital audio players. As defined under a Co-branding, Marketing and Distribution agreement, we will be the exclusive provider of digital spoken audio to Amazon.com. In addition to Amazon.com, our key partners include AT&T Corp., Compaq Computer Corporation, Microsoft Corporation, Real Networks, Inc., Texas Instruments and VoiceAge Corporation. AudibleReady(TM) devices include numerous Pocket PC personal digital assistants powered by the Microsoft(R) Windows(R) Operating System that are manufactured by Casio Inc., Compaq and the Hewlett-Packard Company, as well as portable digital audio devices manufactured by S3 Incorporated's Rio Audio Group, Sanyo (SEC. Ltd.), Panasonic, Royal Philips Electronics, and Toshiba. Additionally, we are strategically aligned with Random House, Inc. to pioneer Random House Audible, the first-ever publishing imprint, to produce spoken word titles specifically suited for digital distribution.

     The market for the Audible service results from the increasing usage of the Internet and the introduction of hand-held electronic devices that have digital audio capabilities. In contrast to traditional radio broadcasts, the Audible service offers customers access to content of their choice and the ability to listen to what they want, when and where they want - whether commuting, exercising, relaxing or sitting at their personal computers. Unlike traditional and online bookstores, which are subject to physical inventory constraints and shipping delays, we provide a selection that is readily available in digital format that can be quickly delivered over the Internet directly to our customers.

     We help publishers, producers, authors, device manufacturers and our Web site affiliates create incremental sources of revenue. We provide new sources of revenue for publishers of newspapers, magazines, journals, newsletters, professional publications and business information and producers of radio broadcasts. In addition, our service provides companies that distribute or promote our service and manufacturers of hand-held audio enabled digital players with a wide selection of content to offer to their customers.

     Audible was incorporated in Delaware in November 1995. Our principal executive offices are located at 65 Willowbrook Boulevard, Wayne, N.J. 07470, and our telephone number is (973) 837-2700.

                                 RISK FACTORS.

We have a limited operating history with which you can evaluate our business and our future prospects.

  Our limited operating history and small number of customers makes predicting our future operating results difficult. From the time we were incorporated in November 1995 until September 1997, we generated no revenue while we developed our secure delivery system and a prototype audio playback device, created our audible.com Web site and established relationships with providers of audio content. Although we began earning limited revenue in October 1997, we have continued to focus our resources on refining and enhancing our Web site and our playback and management software and in expanding our content selections and developing relationships with manufacturers of hand-held electronics devices. We have limited history of selling content to users of hand-held electronic devices manufactured by other parties which only recently became AudibleReady. We expect to spend significant resources on expanding our service and promoting our brand name.

We have limited revenue, we have a history of losses and we may not be profitable in the future.

  Our limited revenue and history of losses makes it uncertain when or if we will become profitable. Our failure to achieve profitability within the time frame expected by investors may adversely affect our business and the market price of our common stock. We had total net revenue of $844,000 and $1,180,000 for the six months ended June 30, 1999 and 2000 respectively. This limited revenue makes it difficult to predict our future quarterly results and our revenue and operating results can vary significantly quarter to quarter. Our limited revenue will make relatively minor fluctuations in revenue much more significant on a percentage basis. Our revenue is dependent on the availability and sales of AudibleReady devices by third-party manufacturers. We had content and services revenue of $150,000 and $802,000 for the six months ended June 30, 1999 and 2000, respectively. We had other revenue of $513,000 and $378,000 for the six months ended June 30, 1999 and 2000, respectively. During the six months ended June 30, 1999, $450,000 of the other revenue is considered nonrecurring. We had operating expenses of $4.7 million and $19.4 million for the six months ended June 30, 1999 and 2000, respectively. Because most of our expenses, such as employee compensation and rent, are relatively fixed in the short term, we may be unable to adjust our spending to compensate for unexpected revenue shortfalls. Accordingly, any significant shortfall in relation to our expectations could cause significant declines in our operating results. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance. As of June 30, 2000, we have incurred net operating losses of approximately $50.5 million since inception, and we expect to continue to incur significant losses for the foreseeable future.

The market for our service is uncertain and consumers may not be willing to use the Internet to purchase spoken audio content.

  Downloading of audio content from the Internet is a relatively new method of distribution and its growth and market acceptance is highly uncertain. Our success will depend in large part on consumer willingness to purchase and download spoken audio content over the Internet. Purchasing this content over the Internet involves changing purchasing habits, and if consumers are not willing to purchase and download this content over the Internet, our revenue will be limited and our business will be materially adversely affected. We believe that acceptance of this method of distribution may be subject to network capacity constraints, hardware limitations, company computer security policies, the ability to change user habits and the quality of the audio content delivered.

We may not be able to license or produce sufficiently compelling audio content to attract and retain customers and grow our revenue.

  If we are unable to obtain licenses from the creators and publishers of content to have that content available on our Web site on terms acceptable to us or if a significant number of content providers terminate their agreements with us, we would have less content available for our customers, which would limit our revenue growth and materially adversely affect our financial performance. Our future success depends upon our ability to accumulate and deliver premium spoken audio content over the Internet. Although we currently collaborate with the publishers of periodicals and other branded print materials to convert their written material into original spoken audio content, the majority of our content originates from producers of audiobooks, radio broadcasts, conferences, lectures and other forms of spoken audio content. Although many of our agreements with content providers are for initial terms of one to three years, our content providers may choose not to renew their agreements with us or may terminate their agreements early if we do not fulfill our contractual obligations. We cannot be certain that our content providers will enter into new agreements with us on the same or similar terms as those currently in effect or that additional content providers will enter into agreements on terms acceptable to us.

Our relationship with Amazon could divert resources from other potentially more profitable relationships.

     Our Agreement with Amazon restricts our ability to freely compete with Amazon and commits us to future expenditures regardless of the amount of revenue or number of customers generated throughout the relationship. These restrictions and commitments could divert resources from other potentially more profitable relationships which would impair our ability to generate new customers and grow revenue.

     Under this Agreement:

     .   we may not sell, from our own web site, any products or services offered by Amazon, other than spoken word audio products and services;

     .   we may not sell spoken word audio products and services through certain web sites identified as Amazon competitors;

     .   we have paid $20 million in advance royalty and other fees for sales of spoken word audio products and services for the first two years of the agreement, and have committed to an additional $10 million for the third year, regardless of whether any revenue or sales are generated through the agreement; and

     .   we may face competition from competitors that could provide, through the Amazon web site, similar products and services to those that we offer.

Manufacturers of electronic devices may not manufacture, make available or sell a sufficient number of products suitable for our service, which would limit our revenue growth.

  If manufacturers of electronic devices do not manufacture, make available or sell a sufficient number of devices promoted as AudibleReady, or if these devices do not achieve sufficient market acceptance, we will not be able to grow revenue and our business will be materially adversely affected. Manufacturers of electronic devices have experienced delays in their delivery schedule of their electronic devices due to parts shortages and other factors. Although the content we sell can be played on personal computers, we believe that a key to our future success is the ability to playback this content on hand-held electronic devices. Because we have discontinued to manufacture our own AudibleReady devices, we depend on manufacturers, such as Philips, Casio, Everex, Compaq and Diamond Multimedia, to develop and sell their own products and promote them as AudibleReady.

We must establish, maintain and strengthen our brand names, trademarks and service marks in order to acquire customers and generate revenue.

  If we fail to promote and maintain our brand names, our business, operating results and financial condition could be materially adversely affected. We believe that building awareness of the " Audible," " audible.com" and "AudibleReady" brand names is critical to achieving widespread acceptance of our service by customers, content providers, device manufacturers and marketing and distribution companies with which we have business relationships. To promote our brands, we will need to substantially increase our marketing expenditures. We have applied for trademark and service mark registrations of our brand names in the United States. The application for "audible.com" has been allowed and the applications for "Audible" and "AudibleReady" have received adverse actions by the Patent and Trademark Office. We are challenging the adverse actions by filing a request for reconsideration and a notice of appeal with the Patent and Trademark Office. There can be no assurance that any of our brand names will be registered as trademarks or that we will effectively protect the use of these names.

Increasing availability of digital audio technologies may increase competition and reduce our gross margins, market share and profitability.

     If we do not continue to enhance our service and adapt to new technology, we will not be able to compete with new and existing distributors of spoken audio, we will lose market share and our business will be materially adversely effected. The market for the Audible service is new, rapidly evolving and intensely competitive. We expect competition to intensify as advances in and standardization of digital audio distribution, download, security, management and playback technologies reduce the cost of starting a digital audio delivery system or a service that gathers audio content. To remain competitive, we must continue to either license or internally develop technology that will enhance the features of the Audible service, our software that manages the downloading and playback of audio content, our ability to compress audio files for downloading and storage and our download, security and playback technologies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect our financial performance.

Our industry is highly competitive and we cannot assure you that we will be able to compete effectively.

     We face competition in all aspects of our business and we cannot assure you that we will be able to compete effectively. We compete for consumers of audio content with other Internet-based audio distributors and distributors of audio on cassette tape or compact disc. We compete with others for relationships with manufacturers of electronic devices with audio playback capabilities. The business of providing content over the Internet is experiencing rapid growth and is characterized by rapid technological changes, changes in consumer habits and preferences and the emergence of new and established companies. We compete with
(1) traditional and online retail stores, catalogs, clubs and libraries that sell, rent or loan audiobooks on cassette tape or compact disc, such as AudioBook Club, Borders, Barnes & Noble and Amazon.com, (2) Web sites that offer streaming access to spoken audio content using tools such as the RealPlayer or Windows Media Player, such as Broadcast.com, (3) other companies offering services similar to ours, such as Audiohighway.com and Command Audio and (4) on-line and Internet portal companies such as America Online, Inc., Yahoo! Inc., Excite, Inc., Lycos Corporation, Infoseek Corporation and Microsoft Network, with the potential to offer audio content. Many of these companies have financial, technological, promotional and other resources that are much greater than those available to us and could use or adapt their current technology, or could purchase technology, to provide a service directly competitive with the Audible service.

Capacity constraints and failures, delays or overloads could interrupt our service and reduce the attractiveness of our service to existing or potential customers.

     Any capacity constraints or sustained failure or delay in using our Web site could reduce the attractiveness of the Audible service to consumers, which would materially adversely affect our financial performance. Our success depends on our ability to electronically distribute spoken audio content through our Web site to a large number of customers efficiently and with few interruptions or delays. Accordingly, the performance, reliability and availability of our Web site, our transaction processing systems and our network infrastructure are critical to our operating results. We have experienced periodic systems interruptions including planned system maintenance, hardware and software failures triggered by high traffic levels, and network failure in the Internet and our Internet service providers. We believe the complexities of our software and hardware and the potential instability of the Internet due to rapid user growth mean that periodic interruptions to our service are likely to continue. A significant increase in visitors to our Web site or simultaneous download requests could strain the capacity of our Web site, software, hardware and telecommunications systems, which could lead to slower response times or system failures. These interruptions may make it difficult to download audio content from our Web site in a timely manner.

We could be liable for substantial damages if there is unauthorized duplication of the content we sell.

     We believe that we are able to license premium audio content in part because our service has been designed to reduce the risk of unauthorized duplication and playback of audio files. If these security measures fail, our content may be vulnerable to unauthorized duplication or playback. If others duplicate the content we provide without authorization, content providers may terminate their agreements with us and hold us liable for substantial damages. Although we maintain general liability insurance, including insurance for errors or omissions, we cannot assure you that the amount of coverage will be adequate to compensate us for these losses. Security breaches might also discourage other content providers from entering into agreements with us. We may be required to expend substantial money and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

We do not have a disaster recovery plan or back-up systems, and a disaster could severely damage our operations.

     If our computer systems are damaged or interrupted by a disaster for an extended period of time, our business, results of operations and financial condition would be materially adversely affected. We do not have a disaster recovery plan in effect and do not have fully redundant systems for the Audible service at an alternate site. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located in our headquarters and at two third party offsite hosting facilities. Although we maintain insurance against general business interruptions, we cannot assure you that the amount of coverage will be adequate to compensate us for our losses.

Problems associated with the Internet could discourage use of Internet-based services like ours.

     If the Internet fails to develop or develops more slowly than we expect as a commercial medium, our business may also grow more slowly than we anticipate, if at all. Our success will depend in large part on increasing use of the Internet. There are critical issues concerning the commercial use of the Internet which we expect to affect the development of the market for the Audible service, including:

     . the secure transmission of customer credit card numbers and other confidential information;

     .   the reliability and availability of Internet service providers;

     .   the cost of access to the Internet;

     .   the availability of sufficient network capacity; and

     . the ability to download audio content through computer security measures employed by businesses.

The loss of key employees could jeopardize our growth prospects.

     The loss of the services of any of our executive officers or other key employees could materially adversely affect our business. Our future success depends on the continued service and performance of our senior management and other key personnel, particularly Thomas Baxter, our President and CEO, and Donald R. Katz, our Founder and Chairman of the Board. We do not have employment agreements with any of our executive officers or other key employees.

Our inability to hire new employees may hurt our growth prospects.

     The failure to hire new personnel could damage our ability to grow and expand our business. Our future success depends on our ability to attract, hire and retain highly skilled technical, managerial, editorial, marketing and customer service personnel, and competition for these individuals is intense. In particular, we have experienced difficulty in hiring software and Web site developers. Our failure to hire these technical employees could delay improvements in, and enhancements to, the Audible service.

We have no experience in acquiring companies or technologies and any acquisitions of this type may disrupt our business or distract our management, due to difficulties in assimilating acquired personnel and operations.

     We have no experience in acquiring businesses, technologies, services or products. From time to time, we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies' businesses, products, services or technologies. If we acquire or invest in another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

We may not be able to protect our intellectual property.

    If we fail to protect our intellectual property, we may be exposed to expensive litigation or risk jeopardizing our competitive position. The steps we have taken may be inadequate to protect our technology and other intellectual property. Our competitors may learn or discover our trade secrets or may independently develop technologies that are substantially equivalent or superior to ours. We rely on a combination of patents, licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have one patent and have filed eight patent applications. We also rely on unpatented trade secrets and know-how to maintain our competitive position. We may have to litigate to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and the diversion of our management and technical resources which would harm our business.

Other companies may claim that we infringe their copyrights or patents.

     If the Audible service violates the proprietary rights of others, we may be required to redesign our software, and re-encode the Audible content, or seek to obtain licenses from others to continue offering the Audible service without substantial redesign and such efforts may not be successful. We do not conduct comprehensive patent searches to determine whether our technology infringes patents held by others. In addition, software development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. A party making a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from offering the Audible service. Any of these events could have a material adverse effect on our business, operating results and financial condition.

We could be sued for content that we distribute over the Internet.

     A lawsuit based on the content we distribute could be expensive and damaging to our business. Our service involves delivering spoken audio content to our customers. As a distributor and publisher of content over the Internet, we may be liable for copyright, trademark infringement, unlawful duplication, negligence, defamation, indecency and other claims based on the nature and content of the materials that we publish or distribute to customers. Although we generally require that our content providers indemnify us for liability based on their content and we carry general liability insurance, the indemnity and the insurance may not cover claims of these types or may not be adequate to protect us from the full amount of the liability. If we are found liable in excess of the amount of indemnity or of our insurance coverage, we could be liable for substantial damages and our reputation and business may suffer.

Future government regulations may increase our cost of doing business on the Internet.

     Laws and regulations applicable to the Internet covering issues such as user privacy, pricing and copyrights are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could force us to modify the Audible service in ways that could adversely affect our business.

We may become subject to sales and other taxes for direct sales over the Internet.

     Increased tax burden could make our service too expensive to be competitive. We do not currently collect sales or other similar taxes for download of content into states other than in New Jersey and Texas. Nevertheless, one or more local, state or foreign jurisdictions may require that companies located in other states collect sales taxes when engaging in online commerce in those states. If we open facilities in other states, our sales into such states may be taxable. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our content, the increased cost to our customers could discourage them from purchasing our services, which would materially adversely affect our business.

Our contractual obligations, charter and by-laws could discourage an acquisition of our company that would benefit our stockholders.

     Provisions of our agreement with Microsoft and of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. These provisions include:

     . prior to discussing with anyone the sale of our company, we must notify Microsoft and Microsoft has a right to negotiate exclusively with us for 21 days to acquire our company. We are not obligated to accept any offer from Microsoft. If we do not reach agreement during this period, we may discuss with others the sale of our company;

     . our board of directors, without stockholder approval, may issue preferred stock on terms that they determine. This preferred stock could be issued quickly with terms that delay or prevent the change in control of our company or make removal of management more difficult. Also, the issuance of preferred stock may cause the market price of our common stock to decrease;

     . our board of directors is "staggered" so that only a portion of its members are elected each year;

     . only our board of directors, our chairman of the board, our president or stockholders holding a majority of our stock can call special stockholder meetings; and

     . special procedures which must be followed in order for stockholders to present proposals at stockholder meetings.

                                USE OF PROCEEDS

     Audible will not receive any proceeds from the sale of the shares hereunder.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each of the Selling Stockholders and the material relationships of the Selling Stockholders with Audible, the number of Shares held by such Selling Stockholder, the Selling Stockholder's percentage ownership of Audible's outstanding common stock and the number of Shares being offered by such Selling Stockholder.

                                                 Number of
                       Number of    Percentage    Shares
Name                   Shares Held  Ownership    Offered(1)          Material Relationship with Audible
====                   ===========  =========    ==========          ==================================

Amazon.com Commerce
Services, Inc.           1,340,033  5%           1,340,033           Party to a Co-Branding, Marketing and Distribution Agreement.

Random House
Ventures, LLC              169,780  *              169,780           Party to a Co-Publishing, Marketing and Distribution Agreement.
                         ---------               ---------

Total                    1,509,813               1,509,813
                         =========               =========

_________________________________________

     (1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

     * Random House Ventures, LLC owns less than 1% of the common stock of the Company.

                             PLAN OF DISTRIBUTION

     We are registering an aggregate of 1,509,813 shares of common stock to permit public secondary sales of the shares of common stock by the Selling Stockholders, or any of them, from time to time after the date of this Prospectus. We anticipate that the Selling Stockholders may sell all or a portion of the common stock from time to time through the Nasdaq National Market and may sell common stock to or through one or more broker-dealers at prices prevailing on such Nasdaq National Market at the times of such sales. The Selling Stockholders may also make private sales directly or through one or more broker-dealers. Broker-dealers participating in such transactions may receive compensation in the form of discounts, concessions or commissions (including, without limitation, customary brokerage commissions) from the Selling Stockholders effecting such sales. The Selling Stockholders and any broker-dealers who act in connection with sales of common stock may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the common stock might be deemed to be underwriting discounts and commissions under the Securities Act. In effecting sales, broker-dealers engaged by a Selling Stockholder may arrange for other broker-dealers to participate.

     The Selling Stockholders will pay all discounts and selling commissions (if any), fees and expenses of counsel and other advisors to the Selling Stockholders, or any of them, and any other expenses incurred in connection with the registration and sale of the common stock, other than the registration fee payable to the SEC hereunder, the listing fee to be paid for listing the shares of common stock on the Nasdaq National Market, fees and expenses relating to the registration or qualification of the shares of common stock pursuant to any applicable state securities or "blue sky" laws and the fees and expenses of our counsel and independent accountants, which will be paid by us.

                                 LEGAL MATTERS

     Counsel for Audible, Piper Marbury Rudnick & Wolfe LLP, Reston, Virginia, has rendered an opinion to the effect that the Audible Common Stock offered hereby is duly and validly issued, fully paid and nonassessable.

                                    EXPERTS

     The financial statements of Audible, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our Certificate of Incorporation and Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Audible pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses and costs expected to be incurred in connection with the sale and distribution of the securities offered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the SEC registration fee.

     SEC registration fee            $   747.00
     Legal fees and expenses           5,000.00
     Accounting fees and expenses      2,000.00
     Transfer Agent fees                 500.00
     Printing expenses                 2,000.00
                                     ----------

          Total                      $10,247.00
                                     ----------

     All expenses will be borne by Audible, Inc.

15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Our Bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 145, including circumstances in which indemnification is otherwise discretionary. Section 145 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

     At present, there is no pending litigation or proceeding involving a director or officer of Audible as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

16.  EXHIBITS

Item 21. Exhibits and Financial Statements.

   (a)  Exhibits

     3.1#*   Amended and Restated Certificate of Incorporation of Audible
     3.2##*  Amended and Restated Bylaws of Audible
     5.1     Opinion of Piper & Marbury L.L.P.
     10.1+*  License Agreement dated November 4, 1998, by and between Microsoft
             Corporation and Audible
     10.2+*  Digital Rights Management Agreement dated November 4, 1998, between
             Microsoft Corporation and Audible
     10.3+*  Development Agreement dated November 12, 1998, by and between
             RealNetworks, Inc. and Audible
     10.4*   RealMedia Architecture Partner Program Internet Agreement dated
             November 12, 1998, between RealNetworks, Inc. and Audible
     10.5*   Master Lease Agreement dated November 19, 1996, by and between
             Comdisco, Inc. as lessor, and Audible as lessee
     10.5.1* Addendum to Master Lease Agreement dated November 20, 1996, by and between Comdisco, Inc., as lessor, and Audible, as lessee (relating to Exhibit 10.5)
     10.8*   Loan and Security Agreement dated April 6, 1998, by and between
             Silicon Valley Bank, as
           lender, and Audible, as borrower, for a revolving line of credit of up to $1,000,000
10.10* Security and Loan Agreement dated November 20, 1996, between Audible, as borrower, and Imperial Bank, as lender, for up to $500,000
10.12* Promissory Note dated March 28, 1997, from Donald Katz in favor of Audible, in the principal amount of $100,000.
10.12.1* Allonge to Note dated April 21, 1999 between Donald Katz and Audible (relating to Exhibit 10.12.1)
10.13* Security Agreement dated March 28, 1997, by and between Donald Katz and Audible
10.14* Amended and Restated Registration Rights Agreement dated February 26, 1998, by and among Audible and certain stockholders named therein
10.14.1* Amendment No. 1 to Amended and Restated Registration Rights Agreement dated December 18, 1998 (relating to Exhibit 10.14)
10.14.2* Amendment No. 2 to Amended and Restated Registration Rights Agreement dated June 17, 1999 (relating to Exhibit 10.14)
10.15*     1999 Stock Incentive Plan
10.16* Form of Common Stock Warrants issued March 31, 1997 by Audible to various investors in connection with the Series C preferred stock financing
10.17* Form of Stock Restriction Agreement by and between Audible and the Named Executive Officers made in connection with various purchases and sales of shares of restricted common stock
10.18* Form of Promissory Note made by the Named Executive Officers in favor of Audible in connection with various purchases and sales of shares of restricted common stock
10.19* Office Lease dated June 20, 1997, by and between Audible, as tenant, and Passaic Investment LLC, Sixty-Five Willowbrook Investment LLC and Wayne Investment LLC, as tenants-in-common, as landlord
10.20* Sublease Agreement dated July 19, 1996, by and between Audible, as sublessee, and Painewebber Incorporated, as sublessor
10.21+* Agreement dated April 3, 1999 by and between Audible and Diamond Multimedia Systems, Inc.
10.22* Common Stock Purchase Warrant, issued April 22, 1999, to Microsoft Corporation
10.23*     Employment Offer Letter from Audible to Guy Story dated June 10, 1996
10.24*     Employment Offer Letter from Audible to Brian Fielding dated April
           25, 1997
10.25* Employment Offer Letter from Audible to Travis Millman dated September 29, 1997
10.26*     Employment Offer Letter from Audible to Andrew Kaplan dated May 25,
           1999
10.27o Employment Offer Letter from Audible to Thomas G Baxter dated February 3, 2000
10.28++ Warrant Agreement to purchase 10,000 shares of Common Stock at a price of $7.65 per share, dated October 8, 1999, issued by Audible to National Public Radio, Inc.
10.29*     Common Stock Purchase Warrant, W-1, issued June 17, 1999, to Robin
           Williams
10.30*     Common Stock Purchase Warrant, W-2, issued June 17, 1999, to Robin
           Williams
10.31+ Securities Purchase Agreement dated January 30, 2000, by and between Audible and Amazon.com Commerce Services, Inc.
10.32+ Co-Branding, Marketing and Distribution Agreement dated January 30, 2000, by and between Audible and Amazon.com Commerce Services, Inc.
23.1       Consent of Independent Public Accountants
23.1       Consent of Piper & Marbury L.L.P (included in Exhibit 5.1)
24.1       Powers of Attorney (included on signature page)

# Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 333-76985) as Exhibit No.3.2.
## Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 333-76985) as Exhibit No.3.4.
o Incororporated by reference from the Company's 10K/A as Exhibit 10.24.
++ Incororporated by reference from the Company's 10K/A as Exhibit 10.25.
* Incorporated by reference from the Company's Registration Statement on Form S-1 (No. 333-76985).

+ Incorporated by reference from the Company's 10Q for the quarter ended June 30, 2000. Information has been omitted from this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.

17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wayne, State of New Jersey, on September 8, 2000.

                                 AUDIBLE, INC.

                            By:
                                 /s/ Thomas G. Baxter
                                 _______________________
                                 Thomas G. Baxter
                                 Chief Executive Officer and President

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Thomas G. Baxter, Andrew P. Kaplan, and Nancy A. Spangler, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the SEC any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

SIGNATURE                         TITLE                       DATE
---------                         -----                       ----
/s/ Thomas G. Baxter  President, Chief Executive Officer   September 8, 2000
_________________     and Director (Principal Executive    ------------
THOMAS G. BAXTER      Officer)

/s/ Andrew P. Kaplan  Vice President, Finance and
_________________     Administration and                   September 8, 2000
ANDREW P. KAPLAN      Chief Financial Officer              ------------
                      (Principal Financial Officer)

/s/  Donald R. Katz         Chairman of the     September 8, 2000
_________________________   Board of Directors  -----------------
     Donald R. Katz


/s/  Richard Brass                              September 8, 2000
_________________________   Director            -----------------
     Richard Brass


/s/  R. Bradford Burnham                        September 8, 2000
_________________________   Director            -----------------
     R. Bradford Burnham


/s/  Erik Engstrom                              September 8, 2000
_________________________   Director            -----------------
     Erik Engstrom


/s/  W. Bingham Gordon                          September 8, 2000
_________________________   Director            -----------------
     W. Bingham Gordon


/s/  Thomas Hirschfeld                          September 8, 2000
_________________________   Director            -----------------
     Thomas Hirschfeld


/s/  Winthrop Knowlton                          September 8, 2000
_________________________   Director            -----------------
     Winthrop Knowlton


/s/  Timothy Mott                               September 8, 2000
_________________________   Director            -----------------
     Timothy Mott